AMENDMENT TO

AMENDED AND RESTATED

FEE AND EXPENSE LIMITATION AGREEMENT

PIMCO Funds

650 Newport Center Drive

Newport Beach, California 92660

July 31, 2019

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Re:          PIMCO Government Money Market Fund (the “Fund”)

Dear Sir or Madam:

This amendment dated July 31, 2019 amends the Amended and Restated Fee and Expense Limitation Agreement between PIMCO Funds (the “Trust”) on behalf of the Fund and Pacific Investment Management Company LLC (“PIMCO”), dated July 31, 2013 (the “Agreement”) as follows:

1.            Paragraph 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

5.          Pursuant to the Second Amended and Restated Expense Limitation Agreement dated June 1, 2018 (the “Expense Limitation Agreement”), as amended from time to time, between the Trust and PIMCO, PIMCO has agreed to waive or reduce the Supervisory and Administrative Fee of any Class of shares of an Expense Limited Money Market Fund or reimburse an Expense Limited Money Market Fund if the payment or accrual of organizational expenses attributable to the Expense Limited Money Market Fund, payment of the Expense Limited Money Market Fund’s pro rata share of expenses related to obtaining or maintaining a Legal Entity Identifier or payment of the Expense Limited Money Market Fund’s pro rata share of the Trust’s Trustees’ fees exceeds 0.0049% of the applicable Expense Limited Money Market Fund’s average net assets.

2.            Paragraph 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

8.          In any month in which the Investment Advisory Contract or Supervision and Administration Agreement is in effect, PIMCO shall be entitled to reimbursement by an Expense Limited Money Market Fund of any portion of the Supervisory and Administrative Fee or Advisory Fee waived, reduced or reimbursed pursuant to this Agreement (the “Reimbursement Amount”) during the previous 36 months, provided that such amount paid to PIMCO will not: 1) together with any recoupment of organizational expenses, pro rata share of expenses related to obtaining or maintaining a Legal Entity Identifier and pro rata trustee fees pursuant to the Expense Limitation Agreement, exceed 0.0049% of the Class of the applicable Expense Limited Money Market Fund’s average net assets; 2) exceed the total Reimbursement Amount; 3) include any amounts previously reimbursed to PIMCO; or 4) cause any Class of the Expense Limited Money Market Fund to maintain a net negative yield (collectively, the “Expense Limit”). Any Reimbursement Amount attributable to fees waived, reduced or reimbursed pursuant to this Agreement prior to July 1, 2011 or pursuant to the 2009 Agreement, will be reimbursed in the same order that fees were waived under Paragraph 6 above. Any Reimbursement Amount attributable to fees waived, reduced or reimbursed pursuant to Paragraph 7 above will be reimbursed in the same order that fees were waived under Paragraph 7 above. The Reimbursement Amount will be calculated on the last business day of each calendar quarter. In determining the Reimbursement Amount, PIMCO will calculate the total amount waived over the quarter and then determine whether over the 36 month period ending on such calculation date, PIMCO is entitled to reimbursement under this Paragraph 8. PI will not be entitled to any reimbursement for Distribution and Servicing Fees waived, reduced or reimbursed pursuant to this Agreement.

3.             All other provisions of the Agreement remain in full force and effect.

4.            It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Fund. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Fund, as provided in the Trust’s Declaration of Trust Instrument as amended and restated November 4, 2014, and as amended from time to time.

5.            This Agreement constitutes the entire agreement between the Trust on behalf of the Fund and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO Funds

By:
Name: Bradley Todd
Title: Treasurer

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name: Peter Strelow
Title: Managing Director

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